EXHIBIT 10.2

EXECUTION VERSION

AMENDMENT NO. 2 TO THE SECOND AMENDED AND RESTATED MASTER

LEASE AGREEMENT NO. 5

THIS AMENDMENT NO. 2 TO THE SECOND AMENDED AND RESTATED MASTER LEASE AGREEMENT NO. 5 is made and entered into as of December 19, 2017 (this “Amendment”), by and among Kindred Healthcare, Inc., a Delaware corporation (“Kentucky”), Kindred Healthcare Operating, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Kentucky (“Operator,” and together with Kentucky, the “Tenants”), and Ventas Realty, Limited Partnership, a Delaware limited partnership (“Ventas”). Each of Kentucky, Operator and Ventas is referred to, individually, as a “Party” and, collectively, they are referred to as the “Parties.”

RECITALS

WHEREAS, the Tenants, certain Affiliates of the Tenants in their respective capacity as a guarantor thereunder, and Ventas entered into the Second Amended and Restated Master Lease Agreement, dated as of November 11, 2016 (the “Master Lease”), as affected by Agreement Regarding Master Leases No. 3, dated as of November 11, 2016, and as amended by that certain Amendment No. 1 to Second Amended and Restated Master Lease Agreement No. 5, dated as of November 7, 2017, pursuant to which (i) the Tenants lease certain real property from, and are required to make certain rental payments to, Ventas; and (ii) certain of the obligations of the Tenants are guaranteed by the guarantors thereunder;

WHEREAS, Kentucky is in discussions with Humana Inc. (“Humana”), TPG Capital (“TPG”), Welsh, Carson, Anderson & Stowe (“WCAS”), and their respective representatives and financing sources involving a take-private and certain other transactions that have been described to Ventas in the structure charts dated November 3, 2017 and November 28, 2017 and attached hereto as Exhibit A (the “Structure Charts”);

WHEREAS, it is anticipated that, following execution of this Amendment, Kentucky will enter into a merger agreement (such merger agreement, as may be amended, modified or supplemented, the “Merger Agreement”) with certain entities newly organized by Humana, TPG and WCAS (as depicted in the Structure Charts, “Hospital JV, LP”, “Homecare JV, LP”, “Homecare Parent”, and “Homecare Merger Sub”), pursuant to which, in accordance with the Structure Charts, Homecare Merger Sub shall be merged with and into Kentucky (such merger, the “Merger”), with Kentucky being the surviving corporation in the Merger and becoming an indirect, wholly-owned subsidiary of Hospital JV, LP; and (ii) Kentucky, Homecare Parent, Hospital JV, LP and a wholly-owned subsidiary of Hospital JV, LP (“Hospital Merger Sub”), anticipate entering into a separation agreement (such separation agreement, the “Separation Agreement” and, together with the Merger Agreement, the “Transaction Documents”) pursuant to which, immediately following the consummation of the Merger, Operator (which shall have been converted into a Delaware limited liability company) shall distribute to Kentucky (which shall have been converted into a Delaware limited liability company), and Kentucky shall in turn distribute to an indirect, wholly-owned subsidiary of Homecare Parent, all of the outstanding shares of capital stock of Gentiva Health Services, Inc., which shall then hold the home health, hospice, and community care services businesses of Kentucky, and immediately thereafter, Hospital Merger Sub shall be merged with and into Kentucky, which shall then hold Kentucky’s businesses other than the home health, hospice, and community care services businesses (such merger, the “Hospital Merger”), with Kentucky being the surviving corporation in the Hospital Merger and becoming an indirect, wholly-owned subsidiary of Hospital JV, LP (such distributions and Hospital Merger, the “Separation Transaction” and, together with the Merger and the other transactions detailed in the Structure Charts, the “Transactions”);

WHEREAS, prior to the consummation of the Transactions, the ARML No. 3 Payment Date shall have occurred;

WHEREAS, pursuant to the Master Lease, prior to and in connection with any Kindred Change of Control Transaction (as defined in the Master Lease), the Tenants are required to satisfy certain obligations, including payment of certain amounts to Ventas, in order to remain in compliance with the applicable terms thereunder; and

WHEREAS, in furtherance of and in connection with the Transactions, the Parties desire to set forth in this Amendment their mutual understanding and certain agreements with respect to the Transactions and the Master Lease.

NOW, THEREFORE, in consideration of the premises and the agreements in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Amendment and not otherwise defined herein have the respective meanings given to them in the Master Lease.

Section 1.2 Rules of Construction.

(a) The Parties acknowledge that each Party and its attorneys have reviewed this Amendment and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Amendment. Prior drafts of this Amendment are not an indication of the Parties’ intent and shall not be applicable to the construction or interpretation of this Amendment.

(b) The words “includes” and “including” shall mean “including, without limitation” and the word “or” shall not be exclusive.

(c) Any reference to any Person in this Amendment shall, unless otherwise expressly provided in this Amendment, be a reference to such Person and its respective successors and assigns.

ARTICLE II

COVENANTS AND AGREEMENTS

Section 2.1 Kindred Change of Control Transaction. Ventas and the Tenants hereby acknowledge and agree as follows with respect to the Transactions provided that they are consummated in all material respects in accordance with the Structure Charts:

(a) The Transactions shall constitute one (1) Kindred Change of Control Transaction in accordance with the Master Lease, and none of the performance or consummation of any of the Transactions (i) shall require the consent of or notice to or payment of any additional amounts to Ventas or its Affiliates or (ii) shall constitute or give rise to an Event of Default or a breach under the Master Lease, if and only if the following conditions precedent are satisfied in full: (1) the occurrence of the ARML No. 3 Payment Date, Ventas’ receipt of the full $700,000,000 purchase price for the Subject Facilities, and Ventas’ receipt of the Centerview Amount, as defined in that certain letter agreement dated November 7, 2017, between Ventas and Tenants, in each case on or prior to December 31, 2017; (2) the payment by Tenants to Ventas of an additional, non-refundable transaction fee in an amount equal to $5,000,000 within one Business Day of the signing of the Merger Agreement (and Tenants covenant and agree to make such payment within such period); and (3) the conditions set forth in Section 25.1.12 of the Master Lease, as amended pursuant to Section 25.1.13 of the Master Lease, are satisfied in full, including payment of one (1) transaction fee (in an amount equal to 10% of the annual Base Rent in effect as of the date of the consummation of the Transactions (the “Closing”)).

(b) Notwithstanding anything in Master Lease or this Amendment to the contrary, Hospital JV, LP shall be the sole Seniormost Parent immediately following the Closing by virtue of the Transactions.

Section 2.2 Seniormost Parent. The definition of “Seniormost Parent” set forth in Section 25.1.13(b) of the Master Lease is hereby amended in its entirety, effective immediately following the Closing, to read as follows:

““Seniormost Parent”: Seniormost Parent Control Person; provided, however, that if:

(i) the Seniormost Parent Control Person is a Fund or the general partner(s) thereof, or if all or substantially all of the voting securities of the Seniormost Parent Control Person are beneficially owned by one or more Funds, subject to clauses (iii) and (iv) below, the Seniormost Parent shall instead be, individually or collectively, the Subsidiary Entity(ies) directly owned by such Funds that directly or indirectly controls Tenant or, if there is no such Subsidiary Entity, the Seniormost Parent shall be Tenant;

(ii) Tenant is directly or indirectly controlled by a Publicly Listed Entity, which Publicly Listed Entity is itself directly or indirectly controlled by the Seniormost Parent Control Person, the Seniormost Parent shall be such Publicly Listed Entity, subject to clause (iii) below;

(iii) the Seniormost Parent Control Person or the Entity(ies) identified as the Seniormost Parent pursuant to clause (i) or (ii) above (the “Presumptive Seniormost Parent”) does not own, directly or indirectly, 100% of the equity interests of Tenant, then, subject to clause (iv) below, the Seniormost Parent shall also include, collectively with the Presumptive Seniormost Parent, the seniormost Entity(ies) that (A) are not Funds or general partners of Funds and (B) own, directly or indirectly, 100% of the equity interests of Tenant; provided, however, that if there is no such Entity, the Seniormost Parent shall also include, collectively with the Presumptive Seniormost Parent, Tenant; and

(iv) Tenant delivers a written election in accordance with the terms of this Lease, in lieu of an Entity that otherwise would be a Seniormost Parent pursuant to clause (i) (in the event such Seniormost Parent satisfies the conditions set forth in clause (iii) above) or clause (iii) above (the “Bypassed Seniormost Parent”), a direct or indirect Subsidiary of Bypassed Seniormost Parent (the “Designated Seniormost Parent”) may instead be designated as Seniormost Parent in connection with the creation of a “multi-tiered” holding company structure if and only for so long as (A) the Bypassed Seniormost Parent and (B) each and every Subsidiary of the Bypassed Seniormost Parent that directly or indirectly holds an equity interest in the Designated Seniormost Parent (each, a “Bypassed Subsidiary”) (x) does not own, and has not owned, any properties or assets other than cash or debt or equity interests in the Designated Seniormost Parent and each applicable Bypassed Subsidiary and (y) is not engaged in, and has not engaged in, any activities or operations other than financing activities and the ownership of such equity interests; provided, however, that if either of clause (x) or (y) in the precedent proviso is not true at any time with respect to the Bypassed Seniormost Parent or any Bypassed Subsidiary, then the immediately preceding proviso shall automatically terminate and cease to have any effect and Tenant covenants and agrees that it will notify Lessor in writing of such failure to be true as promptly as practicable thereafter, and shall as promptly as practicable cause the Seniormost Parent (which, for the avoidance of doubt, shall be the Entity that previously was the Bypassed Seniormost Parent) to execute either, at the Seniormost Parent’s election, (I) a joinder to this Lease in form and substance reasonably satisfactory to Lessor, pursuant to which such Seniormost Parent shall become a Tenant hereunder or (II) a Section 25.1.12(f) Guaranty.”

Section 2.3 Required Per Bed Annual Capital Expenditures. Article IX of the Master Lease is hereby amended, effective immediately following the Closing, by adding the following as Section 9.3 thereof:

“Section 9.3. Capital Expenditures.

(a) Commencing with 2018, Tenant agrees to expend across all Facilities, during each rolling three-calendar year period, an average annual amount (the “Required Capital Expenditures Amount”) not less than the greater of (x) $8,000,000 and (y) the product of (i) $3,400, multiplied by (ii) the aggregate number of operational beds across all Facilities (prorated for any partial calendar year and adjusted in the event of any mid-calendar year change in the aggregate number of operational beds across all Facilities) on repairs, replacements and improvements to the Facilities that in accordance with GAAP, constitute capital expenditures. Tenant shall perform all such capital work in a good, workmanlike and Lien free fashion and in compliance with all Legal Requirements and the terms of Article X applicable to such Alterations. Tenant further agrees, commencing with 2018 and continuing in each calendar year thereafter, (i) within forty five (45) days following the end of each such calendar year (and within forty five (45) days following the expiration or termination of this Lease), to deliver to Lessor a report (a “Capital Expenditures Report”) summarizing and describing in reasonable detail (A) the material capital expenditures made by Tenant during the preceding calendar year (or partial calendar year, if applicable), on both an aggregate basis and broken down for each applicable Facility, and (B) the average aggregate number of operational beds across all Facilities for such calendar year or partial calendar year, and (ii) to the extent reasonably requested by Lessor within thirty (30) days of Tenant’s delivery of any such Capital Expenditures Report, to furnish to Lessor such receipts and other information necessary for Lessor to verify Tenant’s compliance with this Section 9.3 during the applicable calendar year (or partial calendar year, if applicable).

(b) The obligations of Tenant under this Section 9.3 shall survive the expiration or termination of this Lease; provided, however, that upon expiration or termination of this Lease, Tenant’s obligations to make capital expenditures pursuant to subsection (a) above shall cease accruing and the calendar year in which such expiration or termination occurs shall be treated as a partial calendar year ending on the day of such expiration or termination for purposes of subsection (a).

(c) In the event of (i) any termination of this Lease as to one or more (but not all) of the Leased Properties on account of any New Lease under Section 40.15 or (ii) any combination of leases pursuant to Section 40.18, calculations of the applicable amounts of the Required Capital Expenditures Amount and similar items shall be made with respect to the Transferred Properties (in the case of Section 40.15) or the combined properties under the Section 40.18 Lease (in the case of Section 40.18) the same as if all of such Transferred Properties or combined properties, as applicable, had been under the New Lease or Section 40.18 Lease relating thereto, as applicable, during any partial Lease Year preceding the Property Transfer Date (in the case of Section 40.15) or Section 40.18 Date (in the case of Section 40.18) applicable thereto. The Parties will work together after signing this Amendment to create a schedule of or agree on a methodology regarding the allocation of the $8,000,000 referenced in Section 9.3(a) to individual Facilities to permit an appropriate reduction or re-allocation, as applicable, of such amount in the event of a Lease severance or partial Lease termination.

Section 2.4 Non-Discrimination. Tenants agree that they will not, nor will they permit any of their Affiliates to, enter into any agreements or arrangements with referral sources, health care insurance carriers and/or managed care plans or systems that intentionally discriminate against Ventas or Facilities or other properties leased by Ventas to Tenants, including in connection with any agreements or arrangements with referral sources, health care insurance carriers and/or managed care plans or systems, or the allocation of revenues, expenses, costs, or contracts related to managed care, or with respect to referrals, preferred provider status or reimbursement rates as compared to other hospitals or other facilities, owned or leased by Tenants or their Subsidiaries. For the avoidance of doubt, such provision shall apply to any agreements or arrangements between either Tenant (and/or any of their respective Affiliates), and Humana (and/or any of its Affiliates).

Section 2.5 Covenant Not to Sue. In furtherance of the provisions under Section 2.1, Ventas, on behalf of itself and its Affiliates, hereby covenants and agrees that it shall not initiate any litigation (except in a defensive posture) nor bring any demand, claim, action, legal proceeding of any kind (whether at law or in equity) or arbitration (collectively, “Claims”) against any of Humana, Homecare JV, LP, Homecare Parent, the debt financing sources in connection with the Transactions (solely in their capacity as debt financing sources with respect to the acquisition of Homecare JV, LP), the Subsidiaries of any of the foregoing, or any of the directors, officers, employees or representatives of any of the foregoing (the “Released Parties”), relating to or arising from the performance or consummation of the Transactions to the extent they solely relate to Homecare JV, LP, provided that the Transactions are consummated in all material respects in accordance with the Structure Charts and the other written materials provided to Ventas by or on behalf of the Acquirors or Tenants. Ventas, on behalf of itself and its Affiliates, hereby further covenants and agrees that, it shall not seek recourse against the equity interests of Homecare JV, LP or any of its Subsidiaries held by TPG or WCAS in connection with any Claim brought by Ventas against either TPG or WCAS. For the avoidance of doubt, nothing contained in this Section 2.5 (except as expressly stated in the preceding sentence) shall affect or limit Ventas’s (or any of its Affiliates) rights or remedies as against Tenants, Parent, HospitalCo Parent, Hospital JV, LP, TPG, WCAS, any TPG Affiliate or WCAS Affiliate that is an indirect or direct holder of an equity interest in Homecare Parent or Homecare JV, LP, any of their respective Affiliates, equityholders or financing sources, or any of their respective directors, officers, employees or representatives (to the extent they are not a Released Party), in each case, with respect to the Transactions or otherwise.

Section 2.6 Public Announcementsa. . Prior to the closing of the Transactions, the Parties will use reasonable efforts to consult with each other before issuing or causing or consenting to the publication of any press release or other public announcement with respect to the Transactions and each Party will provide the other Parties reasonable time to comment on any such release or announcement in advance of its issuance or publication; provided, however, that nothing herein will prohibit any Party from issuing or causing the publication of any such press release or public announcement to the extent that such disclosure is, based on the advice of such Party’s outside legal counsel, required by law or order, or by the rules of (or an applicable listing agreement with) a national securities exchange (including any such required release or public announcement in connection with the financing of the Transactions), in which case the Party making such determination will, if practicable under the circumstances, use commercially reasonable efforts to allow the other Parties reasonable time to comment on such release or announcement in advance of its issuance or publication; provided, further, that it shall not be deemed a breach of this Section 2.6 for (x) Tenants to make any public statement in connection with the bona fide marketing of any of the debt that is an element of the Transactions or (y) any Party to make a public comment with respect to the Transactions if the substance of such comment was disclosed publicly by another Party from and after the date hereof and prior to the date of such public comment in accordance with the foregoing requirements.

Section 2.7 Effect on Master Lease. The Parties hereby agree that, following the consummation of the Transactions, the Parties shall remain subject to the terms and conditions of the Master Lease and the Parties acknowledge that, except as otherwise provided for herein, including Sections 2.2 and 2.3, nothing in this Amendment shall be deemed to waive or compromise any rights or obligations under the Master Lease.

Section 2.8 Effectiveness; Termination. THIS AMENDMENT SHALL BE EFFECTIVE AS OF DATE HEREOF; PROVIDED, THAT, EXCEPT FOR SECTIONS 2.2 AND 2.3 OF THIS AMENDMENT, WHICH SHALL TERMINATE UPON THE TERMINATION OF THE MASTER LEASE, THIS AMENDMENT SHALL AUTOMATICALLY TERMINATE IN THE EVENT THAT DEFINITIVE TRANSACTION DOCUMENTS WITH RESPECT TO THE TRANSACTIONS HAVE NOT BEEN EXECUTED WITHIN 90 DAYS FOLLOWING THE DATE HEREOF, OR ARE SUBSEQUENTLY TERMINATED BY THE PARTIES THERETO IN ACCORDANCE WITH THE APPLICABLE TRANSACTION DOCUMENTS.

ARTICLE III

MISCELLANEOUS

Section 3.1 Entire Agreement. This Amendment including the exhibits hereto supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof and this Amendment contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.

Section 3.2 Expenses. Except as otherwise expressly provided in this Amendment or the Master Lease, whether or not the Transactions or the transactions contemplated hereby are consummated, each Party shall pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Amendment and the transactions contemplated hereby.

Section 3.3 Amendment. This Amendment may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party. Notwithstanding the foregoing or Section 3.4 below, no amendment or waiver shall be made to this Amendment that would adversely affect the rights of any of the Released Parties as set forth in Section 2.5.

Section 3.4 Waiver. Any term or condition of this Amendment may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Amendment, in any one or more instances, shall be deemed to be construed as a waiver of the same of any other term or condition of this Amendment on any future occasion.

Section 3.5 No Third Party Beneficiary. The Parties hereby agree that the terms and provisions of this Amendment are solely for the benefit of the other Party hereto and its successors and permitted assigns, in accordance with and subject to the terms of this Amendment, and this Amendment is not intended to, and does not, confer upon any Person other than the Parties and their respective successors and permitted assigns any rights or remedies hereunder, except that the Released Parties are intended third-party beneficiaries of, and expressly entitled to enforce, Sections 2.5 and 3.3.

Section 3.6 Binding Effect. This Amendment is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

Section 3.7 Headings. The headings used in this Amendment have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 3.8 Counterparts; Facsimile. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or electronically transmitted copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 3.9 Governing Law; Jurisdiction.

(a) This Amendment, and all claims or causes of action (whether at law or in equity, in contract or in tort, or otherwise) that may be based upon, arise out of or relate to this Amendment or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of New York, other than its doctrine regarding conflicts of laws.

(b) Each of the Parties irrevocably submits to the personal jurisdiction of any federal or state court sitting in the Commonwealth of Kentucky with respect to any dispute or controversy arises out of this Amendment, or for recognition and enforcement of any judgment in respect thereof.

(c) EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON SECTIONS 2.5 OR 3.3 OF THIS AGREEMENT (THE “APPLICABLE SECTIONS”), OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THE APPLICABLE SECTIONS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING (INCLUDING ANY ACTION TO RESCIND OR CANCEL THE APPLICABLE SECTIONS AND ANY CLAIMS OR DEFENSES ASSERTING THAT THE APPLICABLE SECTIONS WERE FRAUDULENTLY INDUCED OR ARE OTHERWISE VOID OR VOIDABLE).

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

KINDRED HEALTHCARE, INC.

By:	/s/ Joseph L. Landenwich
Name: Joseph L. Landenwich
Title: General Counsel and Corporate Secretary

KINDRED HEALTHCARE OPERATING, INC.

By:	/s/ Joseph L. Landenwich
Name: Joseph L. Landenwich
Title: General Counsel and Corporate Secretary

VENTAS REALTY, LIMITED PARTNERSHIP

By:	Ventas, Inc., its general partner

By:	/s/ Rick Riney
Name: Rick Riney
Title: Executive Vice President, Chief Administrative Officer and General Counsel

[Signature Page]